EXHIBIT 10.1


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                              EMPLOYMENT AGREEMENT

    EMPLOYMENT AGREEMENT, dated as of June 15, 2005 by and between STEVEN MADDEN, LTD., a Delaware corporation with offices at 52-16 Barnett Avenue, Long Island City, N.Y. 11104 (the "Company"), and AWADHESH SINHA, an individual residing at 46 School House Lane, Roslyn Heights, N.Y. 11577 (the "Executive").


                              W I T N E S S E T H:


    WHEREAS, subject to the terms and conditions hereinafter set forth, the Company wishes to employ the Executive in the position set forth herein and the Executive wishes to accept such employment.

    NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree as follows:

    Section 1. Employment. The Company hereby employs Executive, and Executive hereby accepts such employment, as the Company's Chief Operating Officer, subject to the terms and conditions set forth in this Agreement.

    Section 2. Duties. The Executive shall perform such duties as may reasonably be assigned to him from time to time by the Chief Executive Officer of the Company and agrees to abide by all By-laws, policies, practices, procedures or rules of the Company. During the term of this Agreement, the Executive shall devote all of his business time to the performance of his duties hereunder unless otherwise authorized by the Board of Directors. Without limiting any policies, practices, procedures or rules of the Company otherwise applicable, the Executive also agrees that he shall not take personal advantage of any business opportunities which arise during his employment and which may benefit the Company. All material facts regarding such opportunities must be promptly reported to the Chief Executive Officer for consideration by the Company.

    Section 3. Term Of Employment. The term of the Executive's employment, unless sooner terminated in accordance with the provisions set forth herein, shall be for a period of three (3) years commencing July 1, 2005 through June 30, 2008 (the "Initial Term"). The Term shall be automatically renewed for successive one-year terms (each, a "Renewal Term" and the Initial Term and any such Renewal Term, collectively, the "Term") on the same terms set forth herein unless at least 180 days prior to the expiration of the Initial Term or 90 days prior to the expiration of any Renewal Term, either party notifies the other party in writing that he or it is electing to terminate this Agreement at the expiration of the then-current Term. If the Company notifies the Executive in writing of its intention not to renew this Agreement (other than For Cause or Total Disability as set forth in Sections 5.3 and 6), the Executive shall receive in cash an amount equal to the then-current Base Salary prorated from the expiration of the then-current Term through 90 days after the expiration of the then-current Term, payable to the Executive at such regular weekly, biweekly or semi-monthly time or times as the Company makes payment of its regular payroll in the regular course of business.

    Section 4.    Compensation Of Executive.
                  -------------------------

         4.1 Salary. The Company shall pay to the Executive a base salary of Four Hundred Twenty Five Thousand ($425,000) dollars per annum, subject to increases in accordance with the terms of the last sentence of this Section 4.1 (the "Base Salary"), less such deductions as shall be required to be withheld
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by applicable law and regulations. The Base Salary payable to the Executive shall be paid at such regular weekly, biweekly or semi-monthly time or times as the Company makes payment of its regular payroll in the regular course of business. Commencing on July 1, 2006, and on each anniversary thereafter during the Term, the Base Salary shall be increased by 5% of the then-current Base Salary; provided, that if the Company's net earnings before interest expense and taxes ("EBIT"), as derived from the Company's financial statements included in its periodic reports on Forms 10-K and 10-Q, for such 12-month period from July 1 to June 30 increases by at least 5% over EBIT in the preceding 12-month period, then the Base Salary shall be increased by 10% of the then-current Base Salary.

         4.2      Bonuses.
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                  (a)      Signing Bonus. On the date of this Agreement, the
Company shall pay to the Executive a cash bonus equal to One Hundred Thousand ($100,000) dollars, less such deductions as shall be required to be withheld by applicable law and regulations (the "Signing Bonus").

                  (b) Performance Bonus. In respect of the Company's fiscal year ending December 31, 2005, the Company shall pay to the Executive a cash bonus (payable within 75 days after December 31) equal to the greater of (i) Fifty Thousand ($50,000) dollars and (ii) three percent (3%) of the increase in the Company's EBIT for such fiscal year over the EBIT of the immediately prior fiscal year as derived from the financial statements of the Company for such fiscal year. In respect of each of the Company's fiscal years during the Term after the fiscal year ending December 31, 2005, the Company shall pay to the Executive a cash bonus in accordance with clause (ii) above.

         4.3 Deferred Cash Compensation. For each 12-month period of the Term, the Company shall reserve and set aside 25% of the Executive's Base Salary, it being understood and agreed that on June 30, 2008 and on each June 30 thereafter during the Term, the Company shall pay to the Executive in cash an amount equal to 25% of the Executive's aggregate Base Salary paid during the Initial Term or applicable Renewal Term, as the case may be; provided, that the Executive then remains in the employ of the Company. If the Executive is terminated pursuant to Section 5.4, the Executive shall receive a pro-rata portion of the deferred cash compensation (i.e., 25% of the Executive's aggregate Base Salary paid through the date of such termination).

         4.4 Expenses. The Company shall, at the direction of the Executive, either reimburse the Executive for, or directly pay the cost of, the lease of an automobile during the Term and all usual expenditures in connection therewith (i.e. fuel, insurance, parking, customary maintenance and repairs) in an amount not to exceed One Thousand Two Hundred ($1,200) dollars per month, less such deductions as shall be required to be withheld by applicable law and regulations.

         4.5 Benefits. The Executive shall be entitled to participate in such pension, profit sharing, group insurance, options plans, hospitalization and group health and benefit plans and all other benefits and plans as the Company provides from time to time to its senior executives. In addition, the Company shall pay term life insurance premiums on behalf of the Executive of approximately Three Thousand Five Hundred ($3,500) dollars per year, less such deductions as shall be required to be withheld by applicable law and regulations.

    Section 5.    Termination.
                  -----------

         5.1 Death. This Agreement shall terminate upon the death of the Executive; provided, however, that the Company shall continue to pay to the estate of Executive the Base Salary (exclusive of deferred compensation) and all other benefits as set forth herein for the 12-month period immediately subsequent to the date of the Executive's death.

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         5.2      Termination Due To Total Disability. Subject to Section 6.2
hereof, in the event the Executive is discharged due to his "Total Disability" (as this term is defined below), then this Agreement shall be deemed terminated and the Company shall be released from all obligations to the Executive with respect to this Agreement, except obligations accrued prior to such termination and those obligations provided in Section 6.2 hereof.

         5.3      Termination For Cause; Resignation.
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                  (a)      In the event that the Executive is discharged "For
Cause" (as defined below) or the Executive resigns for any reason, this Agreement shall be deemed terminated and the Company shall be released from all obligations to the Executive with respect to this Agreement, except obligations accrued prior to such termination. If the Executive is discharged For Cause, he shall repay to the Company the full amount of the Signing Bonus and if the Executive resigns for any reason, the Executive shall repay to the Company a pro-rata portion of the Signing Bonus for the portion of the Initial Term that the Executive did not fulfill due to such resignation, in each case, promptly (but in any event within 30 days) (it being understood that the Company may offset such amount against any payments otherwise due to the Executive).

                  (b)      As used herein, the term "For Cause" shall only mean:
(i) a deliberate and intentional breach by the Executive of a substantial and material duty and responsibility under this Agreement that is not remedied, if capable of being remedied, within 30 days after receipt of written notice by certified mail return receipt requested from the Company specifying such breach;
(ii) the Executive's conviction of, or pleading guilty or nolo contendere to, any crime constituting a felony in the jurisdiction involved; (iii) the conviction of the Executive of any crime involving moral turpitude; or (iv) gross negligence or willful misconduct in the conduct of the Executive's duties or willful refusal or inability to perform such duties as may be delegated to the Executive which are consistent with the Executive's position as in effect just prior to such delegation, and such conduct is not corrected by the Executive within 30 days following receipt by the Executive of written notice from the Board of Directors or the Chief Executive Officer, such notice to state with specificity the nature of the breach, failure or refusal, gross negligence or willful misconduct related to the Executive's employment with the Company.

         5.4 Termination Other Than For Cause, Death or Due To Total Disability. Subject to the terms and conditions of this Agreement, the Company may terminate the Executive other than For Cause upon 30 days' prior written notice to the Executive by certified mail return receipt requested ("Notice of Termination"). In the event the Executive is discharged other than For Cause or due to his death or Total Disability, then such termination shall be effective 30 days after the Executive's receipt of the Notice of Termination (the "Termination Date"). Such Notice of Termination shall properly set forth the Company's agreement to pay to the Executive an amount equal to the sum of (x) the Executive's Base Salary that would have been paid by the Company pursuant to
Section 4.1 hereof for the longer of the remainder of the then-current Term or 6 months and (y) the cash bonus payable to the Executive pursuant to Section 4.2(b) prorated from the commencement of the then-current Term through the Termination Date; provided, however, that the Executive shall cease to be entitled to any further payments under this Section 5.4 if he shall be employed on a full-time basis by another company or entity. Such amount shall be payable to the Executive by the Company at such regular weekly, biweekly or semi-monthly time or times as the Company makes payment of its regular payroll in the regular course of business.

         5.5      Termination Upon a Change of Control.
                  ------------------------------------

                  (a) If a Change of Control (as defined below) occurs, the Company or the Executive may terminate this Agreement within 90 days of such Change of Control and this Agreement shall be deemed terminated as of the

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effective date of the event constituting the Change of Control and the Executive shall receive in cash, within 10 days of termination, an amount equal to three
(3) times the total compensation received by the Executive pursuant to Sections 4.1, 4.2(a), 4.2(b) and 4.5 of this Agreement for the preceding 12-month period ending on the last previous December 31st, except that in lieu of the actual
Base Salary component received during such period under Section 4.1, there shall be substituted the annual Base Salary to which the Executive was entitled as of the date of the Executive's termination.

                  (b) In the event that any payment (or portion thereof) to the Executive under Section 5.5(a) is determined to constitute an "excess parachute payment," under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, the following calculations shall be made:

                           (i) The after-tax value to the Executive of the
payments under Section 5.5(a) without any reduction; and

                           (ii) The after-tax value to the Executive of the
payments under Section 5.5(a) as reduced to the maximum amount (the "Maximum Amount") which may be paid to Executive without any portion of the payments constituting an "excess parachute payment".

         If after applying the agreed upon calculations set forth above, it is determined that the after-tax value determined under clause (ii) above is greater than the after-tax value determined under clause (i) above, the payments to the Executive under Section 5.5(a) shall be reduced to the Maximum Amount.

                  (c)      "Change Of Control" as used herein, shall mean:

                           (i) When any "person" as defined in Section 3(a)(9)
of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as used in Section 13(d) and 14(d) thereof, including a "group" as defined in
Section 13(d) of the Exchange Act, but excluding the Company or any subsidiary or any affiliate of the Company or any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of such plan acting as trustee) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; or

                           (ii) When, during any period of 24 consecutive
months, the individuals who, at the beginning of such period, constitute the Board of Directors (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof; provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or through the operation of this proviso; or

                           (iii) The occurrence of a transaction requiring
stockholder approval for the acquisition of the Company by an entity other than the Company or a subsidiary or an affiliate of the Company through purchase of assets, or by merger, or otherwise.

    Section 6.    Disability
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         6.1      Total Disability. In the event that after the Executive has failed to have performed his regular and customary duties for a period of 90 consecutive days or for any 180 days out of any 360-day period and before Executive has become "Rehabilitated" (as herein below defined), a majority of

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the members of the Board of Directors of the Company (exclusive of the
Executive) may vote to determine that the Executive is mentally or physically incapable or unable to continue to perform such regular and customary duties of employment and upon the date of written notice to Executive by certified mail return receipt requested of such majority vote, Executive shall be deemed to be suffering from a "Total Disability". As used herein, the term "Rehabilitated" shall mean such time as Executive is willing, able and commences to devote his time and energies to the affairs of the Company to a reasonable extent and in a similar manner that he did prior to this disability.

         6.2 Payment During Disability. In the event the Executive is unable to perform his duties hereunder by reason of a disability, prior to the time such disability is deemed a Total Disability in accordance with the provisions of Section 6.1 above, the Company shall continue to pay the Executive his benefits including salary pursuant to this Agreement during the continuance of any such disability. Upon a determination of any Total Disability pursuant to the provisions of Section 6.1 above, the Company shall pay to the Executive his Base Salary pursuant to this Agreement for the 12-month period immediately subsequent to the date of determination of Total Disability.

    Section 7. Vacation. The Executive shall be entitled to vacation of 4 weeks per year during which period all benefits including salary shall be paid in full. The Executive shall take his vacation at such time as the Executive and the Company shall determine is mutually convenient said vacation shall be cumulative or taken in extra pay.

    Section 8. Disclosure Of Confidential Information. The Executive recognizes that he will have access to secret and confidential information regarding the Company, including but not limited to its customer list, products, know-how and business plans. The Executive acknowledges that such information is of great value to the Company, is the sole property of the Company and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Company herein, the Executive will not, at any time, during his employment hereunder and for a period of one year thereafter, reveal, divulge or make known to any person, any information concerning the Company acquired by the Executive during the course of his employment that is treated as confidential by the Company; provided, that such information is not otherwise in the public domain or information that the Executive could have and did learn separate and apart from his duties set forth herein; provided, further that disclosure of said information would not be detrimental to the Company.

    Section 9.    Covenant Not To Compete.
                  -----------------------

                  (a) The Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of the Company that the Executive agrees, and accordingly, the Executive does hereby agree that, except as provided in Section 9.1(c), he shall not, directly or indirectly, at any time during the Restricted Period within the Restricted Area (as such terms are defined in Section 9(d) below), engage in any Competitive Business (as defined in Section 9(d) below), either on his own behalf or as an officer, director, stockholder, partner, principal, trustee, investor, consultant, associate, employee, owner, agent, creditor, independent contractor, co-venturer of any third party or in any other relationship or capacity.

                  (b) The Executive hereby agrees that he will not, directly or indirectly, for or on behalf of himself or any third party, at any time during the Restricted Period (i) solicit any customers of the Company or
(ii) solicit, employ or engage, or cause, encourage or authorize, directly or indirectly, to be employed or engaged, for or on behalf of himself or any third party, any employee or agent of the Company or any of its subsidiaries.

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                  (c)      This Section 9 shall not be construed to prevent the
Executive from owning, directly and indirectly, in the aggregate, an amount not exceeding one percent (1%) of the issued and outstanding voting securities of any class of any Company whose voting capital stock is traded on a national securities exchange or in the over-the-counter market.

                  (d) The term "Restricted Period," as used in this Section 9, shall mean the period of the Executive's actual employment hereunder plus 6 months after the date the Executive is no longer employed by the Company; provided, that if the Executive is terminated pursuant to Section 5.4, the term Restricted Period shall mean the period of the Executive's actual employment hereunder plus the lesser of (x) 6 months after the date the Executive is no longer employed by the Company or (y) the number of months the Executive is entitled to payment under Section 5.4. The term "Restricted Area" as used in this Section 9 shall mean anywhere in the United States. The term "Competitive Business" as used in this Agreement shall mean the design, manufacture, sale, marketing or distribution of (i) branded or designer footwear, apparel, accessories and other products in the categories of products sold by, or under license from, the Company or any of its affiliates and (ii) other branded products related to fashion or lifestyle.

                  (e) If any of the restrictions contained in this Section 9 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form this Section shall then be enforceable in the manner contemplated hereby.

                  (f) The provisions of this Section 9 shall survive the termination of the Executive's employment as provided hereunder.

    Section 10.   General Provisions
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         10.1     Assignments. Neither the Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other.

         10.2 Entire Agreement. This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive's employment by the Company, supersedes all prior understanding and agreements, whether oral or written, between the Executive and the Company and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

         10.3 Binding Effect. This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

         10.4 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect any way the meaning or interpretation of this Agreement.

         10.5 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered, sent by registered or certified mail, return receipt requested, postage prepaid or by private overnight mail service (e.g. Federal Express) to the party at the address set forth above or to such other address as either party may hereafter given notice

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of accordance with provision hereof. Notice shall be deemed given on the sooner of the date actually received or the third business day after sending.

         10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to such State's conflicts of laws provisions and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the Sate of New York, County of New York.

         10.7 Counterparts. This Agreement may be executed simultaneously into two or more counterparts, each of which shall be deemed and original, but all of which together shall constitute one of the same instrument.

                            [Signature page follows]


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.


                                       STEVEN MADDEN, LTD.


                                       By: /s/ JAMIESON KARSON
                                           -------------------------------------
                                           Name:  Jamieson Karson
                                           Title: Chief Executive Officer




                                       /s/ AWADHESH SINHA
                                       -----------------------------------------
                                       Awadhesh Sinha


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